Exhibit 99.1

             ART International Announces Website Launch and Webcast

             Continued Progress in Marketing of Diamant Stretchfilm

Markham, Ontario, Canada - September 7, 2004 - ART International Corporation, (OTC BB: ARIOF) and its wholly-owned subsidiary, Diamant Film Inc., the North America distributor of a revolutionary non-PVC stretch wrap, are pleased to announce the launch of their Company website as part of their new strategic communications initiative. Art International's website, which includes corporate, product and investor information, can be viewed at www.diamantfilm.com. Additionally, a webcast discussing the Diamant Stretchfilm product featuring Stefan Gudmundsson, Chief Executive Officer of Diamant Film Inc., will be available on the web shortly.

According to Stefan Gudmundsson, "We are very pleased to have a site where customers, investors, press and other interested parties can access up-to-date information on our products, technology, and finances. We plan to update the contents regularly to reflect the developments of our products and to emphasize the marketing plan."

Company Highlights
Diamant(TM) film Inc. is a marketer and distributor of a three-layer, polystyrene film to supermarket chains in the United States and Canada. A major supermarket chain and several smaller chains are currently testing the product to wrap meat and poultry that is sold on store shelves. There is an ever increasing demand for environmentally-friendly and healthier packaging, and North America has long awaited an environmentally-friendly product such as this to replace the existing PVC products. The R&D department of Permapak AG in Switzerland set out to develop a better performing, environmentally safe stretch film for the food industry, the first real alternative to PVC and the first genuinely recyclable stretch film. In 2001 Permapak AG released Diamant.

Nearly a decade has been spent developing the world's first clear, polystyrene, non-PVC, food stretch wrap. Until now the Company believes all stretch film alternatives have been inferior in performance. Due to Diamant Stretchfilm's superior performance measures that meet or exceed those available from PVC films, including clarity, strength, stretch, and food preservation, the Company has the potential to capture a significant portion of the $700 million North American stretch film market.

Diamant Stretch film has been approved by the Canadian Health Protection Branch for food contact and qualifies for the United States Food and Drug Administration non-objection status. ART International Corporation through its wholly owned subsidiary, Diamant film Inc. has secured a ten-year agreement with Diamant Plastics Corporation for the exclusive marketing and distribution rights to Diamant film in the United States and Canada. With these exclusive agreements in place, the Company plans to import product from its correspondent facility, Alimantis AG of Switzerland, to satisfy short-term sales requirements. Alimantis is a major supplier of plastic stretch film in Europe and acquired the exclusive DIAMANT process from Permapak AG. The Company anticipates that manufacturing in North America will begin in the latter half of 2005.

Safe Harbor
This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.

Contact
Investor Relations:
FOCUS Partners LLC
David Zazoff
212.752.9445